Exhibit 10.3

AMENDED AND RESTATED AIRCRAFT LEASE

THIS AMENDED AND RESTATED AIRCRAFT LEASE (this “Lease” or “this “Agreement”) is made and entered into as of the 14th day of November, 2013, by and between SDD Holdings, Inc. a Georgia corporation (“Lessor”), and Innotrac Corporation, a Georgia corporation (“Lessee”). This Lease shall be effective upon the Closing (as such term is defined in the Merger Agreement).

WHEREAS, Lessee and Lessor are parties to that certain Aircraft Lease Agreement dated November 30, 2012 (the “Original Lease”), which provided for the lease of that certain Pilatus aircraft, aircraft serial number388 registration number N388PC, together with one (1) engine, model number PT6A-678, serial number PCE-PRO249, and all propellers, radar, equipment, electronics equipment and attachments (collectively, the “Aircraft”) by Lessor to Lessee.

WHEREAS, simultaneous with the execution and delivery of this Agreement, the Company, Blue Eagle Holdings, L.P. (“Parent”) and Blue Eagle Acquisition Sub, Inc. (“Purchaser”) are entering into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”).

WHEREAS, as a condition and inducement to Parent and Purchaser entering into and incurring their respective obligations under the Merger Agreement, Lessor and the Company have agreed to amend and restate the Original Lease on the terms set forth herein.

WHEREAS, a committee of independent directors of the board of directors of the Company has approved this Lease as an “employment compensation, severance or other employee benefit arrangement” pursuant to Rule 14d-10(d)(2) promulgated under the Securities Exchange Act of 1934.

NOW, THEREFORE, for and in consideration of the mutual premises, covenants and agreements contained herein, the parties hereto agree as follows:

1.            TERM; TERMINATION:

(a)          The term of this Lease shall commence on the Commencement Date and will continue thereafter until August 31, 2022, unless earlier terminated as hereinafter provided, and shall continue for successive one (1) year periods under the terms and conditions provided herein, unless written notice to the contrary is given by either party hereto to the other party at least thirty (30) days prior to the expiration of any such one-year period, unless sooner terminated as hereinafter provided. “Commencement Date” means the Closing Date (as such term is defined in the Merger Agreement.

(b)          Either Lessor or Lessee may terminate this Lease with or without cause effective upon September 1 of any year during the term by providing written notice of such termination to the other party at least thirty (30) days prior to such termination date.

(c)          Notwithstanding anything contained herein to the contrary, Lessee shall have the right to terminate this Agreement immediately upon the termination of Scott Dorfman’s employment with Lessee, howsoever arising.

2.            RENT: The annual rent payable hereunder by Lessee to Lessor shall be $360,000.00, payable in equal monthly installments of $30,000.00 on or before the first day of each calendar month during the term of this Lease. The monthly rental payments shall be paid to Lessor at Lessor’s address, as provided in Section 15 below, or at such other address as Lessor may designate in writing to Lessee from time to time. On each anniversary of the Commencement Date, the annual rent (and corresponding monthly installments) shall increase by 2.5%.

3.            RECORDS AND HOME AIRPORT: Lessee shall maintain accurate aircraft and engine log books and such other records, logs and books as the Federal Aviation Administration (“FAA”) may from time to time require, showing the full flight time of the Aircraft and shall keep such logs in the Aircraft and available for inspection by Lessor or its representatives at all reasonable times. During the term hereof, the Aircraft shall be permanently based at Peachtree-DeKalb Airport (the “Home Airport”), the cost of which shall be paid by Lessor.

4.            MAINTENANCE AND RETURN

(a)          Lessee shall perform, or cause to be performed, all pre- and post-flight inspections in accordance and as required by the FAA-approved inspection program for the Aircraft for any flights operated by Lessee. Lessee shall notify Lessor, or cause Lessor to be notified, of any maintenance requirement, dangerous condition, malfunction or worn part that may be discovered during any such inspection. Subject to the foregoing, Lessor shall be solely responsible for arranging the performance of all maintenance and inspections of the Aircraft during the Term, shall ensure that the Aircraft is maintained in an airworthy condition during the Term, and shall coordinate the performance of and payment for all repairs and maintenance of the Aircraft.

(b)          Upon the expiration of the term hereof, Lessee shall return the Aircraft to Lessor at such reasonable place as may be designated by Lessor in the same condition as it was when received by Lessee, normal wear and tear excepted. Nothing contained in this Section 4(b) may be interpreted to require Lessee to perform any maintenance or other obligation which is the responsibility of the Lessor pursuant to Section 4(a) hereof.

(c)          In August of 2012, the engine of the Aircraft had a complete overhaul costing $365,930. Lessee will pay for the full cost of the overhaul and depreciate the cost over the 10 year life expectancy of the engine. If Lessor terminates this Lease pursuant to Section 1(b) of this Lease before the end of the lease term or the Lessor continuously fails to provide use to the Lessee over a period of 30 days when the Lessee requires use of the Aircraft, Lessor will promptly pay Lessee the undepreciated cost of the engine overhaul as of the date of Lessor’s termination of the Lease or failure to provide use of the Aircraft to the Lessee when requested for a period for 30 days. If the Lessee terminates this Lease pursuant to Section 1(b) or 1(c) of this Lease before the end of the lease term or Lessee defaults under the Lease as provided under Section 9, Lessor will not be obligated to pay Lessee the amount of undepreciated engine overhaul cost existing at the time of the default or termination of the Lease by the Lessee.

5.            WARRANTY: Lessee hereby acknowledges receipt of the Aircraft and represents that the Aircraft has been examined and tested by Lessee. LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRCRAFT, AND EXPRESSLY EXCLUDES, AND LESSEE ACKNOWLEDGES THE EXCLUSION OF, ANY AND ALL WARRANTIES OR REPRESENTATIONS, WHETHER. OF MERCHANTABILITY, FITNESS FOR USE OR OTHERWISE.

6.            INSURANCE:

(a)          Lessee, at its sole cost and expense, shall procure and maintain in effect during the term hereof a satisfactory policy or policies of insurance with insurers satisfactory to Lessor providing full hull coverage of the Aircraft for the benefit of Lessor including all risk and foreign object damage, both in flight and not in flight, whether in possession of Lessee or Lessor, in an amount equal to at least the replacement value of the Aircraft, but in no event less than $2,500,000. The proceeds of such coverage shall be payable to Lessor. Said policy shall contain a waiver of subrogation clause in favor of all additional named insureds.

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(b)          Lessee, at its sole cost and expense, shall procure and maintain in effect during the term hereof a satisfactory policy or policies of insurance with insurers satisfactory to Lessor providing bodily injury and property damage, liability insurance in an amount no less than $150,000,000, Combined Single Limit for the benefit of itself and Lessor in connection with the, possession use or operation of the Aircraft. Said policy shall be an occurrence policy and shall include Lessor as an operator and an additional named insured.

(c)          Lessee shall deliver to Lessor a copy or copies of the policy or policies by which the foregoing coverage shall have been procured or a certificate of the carrier or other evidence satisfactory to Lessor that such insurance coverage is in effect; provided, however, that Lessor shall be under no duty either to ascertain the existence of, or to examine, such insurance, or to advise Lessee in the event such insurance shall not comply with the requirements hereof Lessor shall have the right to approve the policy or policies effecting such insurance, but shall have no duty to do so. In the event of failure on the part of Lessee to provide insurance as aforesaid, Lessor may, at its option, procure such insurance and the cost thereof shall be payable to Lessor by Lessee upon demand.

(d)          The policy or policies affecting the coverage required by this Section 6 shall expressly provide that the interests of Lessor thereunder shall not be affected by any breach by Lessee of any policy provision, and that such policy or policies shall be cancelable only upon at least thirty (30) days’ prior written notice to Lessor. Every such policy shall contain a mortgagee endorsement in usual form in favor of any party having a security interest in the Aircraft.

7.            LOSS OR DAMAGE TO OR TAKING OF AIRCRAFT: Lessor shall bear all risks of loss or damage to the Aircraft and of the taking, confiscation or requisition (of use or title) thereof by any governmental authority during the term hereof, provided, however, that if loss or damage is caused by the gross negligence of Lessee while Lessee is in possession of the Aircraft, then Lessee shall bear such loss or damage. In the event of loss or damage to the Aircraft while not in Lessor’s possession, or the taking of the Aircraft, Lessee shall immediately report such loss or damage or taking to Lessor, to the carrier or carriers of all insurance thereon, and, as required by law, to governmental agencies, and shall furnish such information, execute such documents and do any and all other acts and things necessary to facilitate the collection of the proceeds of any insurance policy or policies thereon, or awards for such taking. In the event of such loss, damage or taking, the rights, liabilities and obligations of the parties hereto shall be as follows:

(a)       In the event that the Aircraft is lost or taken or is damaged beyond repair and the proceeds of any applicable insurance policy or policies are payable as a result thereof, or awards for such taking, shall be less than $100,000, then Lessee shall pay to Lessor an additional sum equal to the remainder after subtracting the amount of such proceeds or awards so payable from $100,000. Upon the receipt by Lessor of all monies due under this subsection (a) in the event of such loss, damage or taking, this Lease shall terminate.

(b)       In the event that the Aircraft is partially damaged, then this Lease shall remain in full force and effect, and Lessor shall, at its cost and expense, and in a timely manner, fully repair and restore the Aircraft to its condition prior to the occurrence of such damage, and this Lease shall thereupon continue in full force and effect. Such repair and, restoration shall be effected only in accordance with plans and specifications approved in advance in writing by Lessor. Upon the completion of such repair and restoration, Lessee shall reimburse Lessor for the costs thereof to the extent of any proceeds of insurance received by Lessee and covering such damage, such reimbursement to be contingent upon the execution by Lessor of all documents and the doing by Lessor of any and all other acts and things reasonably required for recovery of such insurance proceeds.

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8.            USAGE, FEES AND LIENS:

(a)          Non-Exclusivity.   Lessee and Lessor acknowledge that the Aircraft is leased to Lessee on a non-exclusive basis, and that the Aircraft shall, at other times, be operated by Lessor and may be otherwise subject to lease to others during the term of this Agreement at Lessor’s sole discretion. During any period during which the Lessor or any other person or entity is utilizing the Aircraft, Lessee’s leasehold rights to possession of the Aircraft under this Agreement shall temporarily abate, but all other provisions of this Agreement shall nevertheless continue in full force and effect.

(b)          Lessor and Lessee agree that Lessor may lease the Aircraft to one or more other lessees during the Term on a non-exclusive basis, that Lessor has the absolute right to determine the availability of the Aircraft for Lessee and that Lessor’s use of the Aircraft shall have priority over the availability of the Aircraft for lease to Lessee or any other party. Lessor shall advise Lessee of the individual or entity that will coordinate the scheduling of the Aircraft.

(c)          Operational Control.   THE PARTIES EXPRESSLY AGREE THAT LESSEE SHALL AT ALL TIMES WHILE THE AIRCRAFT IS IN ITS POSSESSION DURING THE TERM MAINTAIN OPERATIONAL CONTROL OF THE AIRCRAFT, AND THAT THE INTENT OF THE PARTIES IS THAT THIS AGREEMENT CONSTITUTE A “DRY” OPERATING LEASE. Lessee shall exercise exclusive authority over initiating, conducting, or terminating any flight conducted pursuant to this Agreement, and the Flight Crew (as defined herein) shall be under the exclusive command and control of Lessee in all phases of such flights.

(d)          Authority of Pilot in Command.    Notwithstanding that Lessee shall have operational control of the Aircraft during any flight conducted pursuant to this Agreement, Lessor and Lessee expressly agree that the Pilot in Command, as defined in Section 1.1 of the Federal Aviation Regulations, retained by Lessee, in his or her sole discretion, may terminate any flight, refuse to commence any flight, or take any other flight-related action which in the judgment of the Pilot in Command is necessitated by considerations of safety. The Pilot in Command shall have final and complete authority to postpone or cancel any flight for any reason or condition which in his or her judgment would compromise the safety of the flight.

(e)         Use and Operation.    Except as otherwise expressly provided herein, Lessee shall be solely and exclusively responsible for the use, operation and control of the Aircraft while in its possession during the term of this Agreement. Lessee shall operate the Aircraft in accordance with the provisions of Part 91 of the FARs and shall not operate the Aircraft in commercial service, as a common carrier, or otherwise on a compensatory or “for hire” basis except to the limited extent permitted under Subpart F of Part 91 of the FARs, if applicable. Lessee shall not, without prior written consent of Lessor, (i) sublease the Aircraft, (ii) enter into “time sharing agreements” or “interchange agreements” (as respectively defined In Sections 91.501(c)(1) and (2) of the FAA Regulations, 14 C.F.R. §91,501(c)(1) and (2), nor (iii) use the Aircraft for the purpose of “commuter” or “on-demand” operations (as respectively defined in Sections 119.3 of the FAA Regulations, 14 C.F.R. § 119.3). Lessee shall not use the Aircraft in any manner which shall violate any provision of any policy of insurance thereon, or any law or regulation of any governmental authority, including but not limited to, the FAA, and any fine, penalty or forfeiture, whether resulting from any such violation or otherwise, shall be the sole responsibility of Lessee.

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(f)         Operating Costs.   Lessor shall pay certain fixed and variable costs of operating the Aircraft as provided herein, including, without limitation, hangarage at the Home Airport, maintenance and inspections, overhauls, oil, and other lubricants. The foregoing notwithstanding, Lessee shall, at its own expense, (i) pay costs of fuel and oil required for operation of Lessee’s flights, (ii) pay standard catering costs, (iii) locate and retain (either through direct employment or contracting with an independent contractor for flight services) all pilots and other cabin personnel (including mechanic) required for Lessee's operations of the Aircraft (collectively the "Flight Crew"), and (iv) pay all miscellaneous out-of-pocket expenses incurred in connection with Lessee's operation of the Aircraft, including, but not limited to, landing fees, ramp fees, overnight hangar fees, de-icing costs, contaminant recovery costs, special-request catering and commissary costs, in-flight entertainment and telecommunications charges, ground transportation, Flight Crew travel expenses, charts, manuals, and other publications obtained for the specific flight, and any other similar items.

(g)         Flight Crew.   All members of the Flight Crew shall be fully competent and experienced, duly licensed, and qualified in accordance with the requirements of applicable law and all insurance policies covering the Aircraft. All members of the Flight Crew who are pilots shall be fully trained in accordance with an FAA-approved training program, including initial and recurrent training and, where appropriate, contractor-provided simulator training.

(h)         Lessee shall pay when due all license fees and other fees and assessments necessary for the securing of all licenses, certificates of title and other permits required for the operation of the Aircraft. Lessee shall have no right to consent to any lien or liens on the Aircraft. Any liens (other than liens expressly permitted hereby or liens incurred by Lessor) shall be discharged at the sole cost and expense of Lessee, who shall indemnify and save Lessor harmless against any such lien or liens.

9.            DEFAULT: Time is of the essence of this Lease. The following shall constitute an event of default by Lessee hereunder and shall give rise to the rights on the part of Lessor described in Section 10 hereof: failure to pay any rent due hereunder within 30 days of becoming due or failure to make any other payment hereunder; material failure by Lessee to perform any other obligation or covenant of under this Lease; the making of a general assignment for the benefit of creditors by Lessee; the suspension of business or the commission by Lessee of any act amounting to a business failure; any change in, or termination of, Lessee’s corporate existence (except a merger, consolidation or reorganization in which the obligations of Lessee are assumed by the surviving corporation); the filing of a lien against Lessee that burdens the Aircraft, or Lessee’s interest in the Aircraft; or the institution of bankruptcy, reorganization, liquidation, receivership or similar proceedings by or against Lessee and, if instituted against Lessee, its consent thereto or the failure to cause such proceedings to be discharged or stayed within thirty (30) days thereafter.

10.         RIGHTS OF LESSOR UPON DEFAULT OF LESSEE: Upon the occurrence of any of the events of default described in Section 9 hereof Lessor may, in its discretion, do anyone or more of the following:

(a)   Whether or not the term of this Lease is terminated, take immediate possession of the Aircraft, wherever situated, and for such purpose enter upon any premises without liability for so doing. Lessor shall hold the Aircraft so repossessed free and clear of this Lease and of any of the rights of Lessee hereunder.

(b) Whether or not action has been taken under subsection (a) or (b) next above, sell, dispose of, hold, use or lease the Aircraft as Lessor, in its sole discretion, may decide, without any duty to account to Lessee with respect to such action or any proceeds thereof.

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After default, Lessee shall be liable for, and Lessor may recover from Lessee, (i) all unpaid rent to the date of such delivery or repossession, (n) all other sums payable by Lessee pursuant to the provisions of this Lease, (iii) all other losses and damages sustained by Lessor by reason of such default, and (iv) all costs and expenses incurred by Lessor by reason of such default.

11.         PREVENTION OF DEFAULT:   Any provision of this Lease to the contrary notwithstanding, Lessor shall exercise no right upon default by Lessee of other than a monetary default until ten (10) days after the giving of notice by Lessor to Lessee of such default and the failure of Lessee to cure such default prior to the expiration of such 10-day period.

12.         INDEMNITY: Lessee shall indemnify and hold Lessor harmless from and against any and all claims, demands, liabilities, losses, damages or injuries of whatever kind and nature (including attorneys’ fees), however caused, resulting directly or indirectly from or pertaining to Lessee’s possession, use, operation, maintenance or condition of the Aircraft. The foregoing indemnity shall not be affected by any termination of this Lease.

13.         TAXES: Lessee agrees to pay, and to indemnify and hold Lessor harmless from, all license and registration fees and all taxes, including without limitation, income, withholding, franchise, sales, use, ad valorem, value added, personal property,. stamp or other taxes, levies, imposts, duties, charges or withholdings of any nature (together with any penalties, fines or interest thereon) imposed against any such party or the Aircraft by any federal, state or local government or taxing authority in the United States or by any foreign government or any subdivision thereof upon or with respect to the Aircraft (excluding, however, federal, state and local taxes on, or measured by, the net income of Lessor) unless, and to the extent only, that any such tax, levy, impost, duty, charge or withholding is being contested by Lessee in good faith and by appropriate proceedings so long as such proceedings do not involve any danger of the sale, forfeiture or loss of the Aircraft or any interest therein. In case any report or return is required to be made with respect to any obligation under this Section 13, Lessee will either (after notice to Lessor) make such report or return in such manner as will show the ownership of the Aircraft in Lessor and send a copy of such report or return to Lessor or will notify Lessor of such requirement and make such report or return in such manner as shall be satisfactory to Lessor. All amounts payable to Lessor by Lessee pursuant to this Section 13 shall be payable on written demand by Lessor. All of the indemnities contained in this Section 13 shall continue in full force and effect notwithstanding the expiration or other termination of this Lease and are expressly made for the benefit of, and shall be enforceable by, Lessor, its successors and assigns.

14.         MISCELLANEOUS:

(a)          Inspection. Lessor shall have the right to inspect the Aircraft at any time upon 24 hours prior notice.

(b)          Late Payments. Lessee shall pay to Lessor interest at the rate of fifteen percent (15%) per annum, or the maximum amount permitted by applicable law, whichever is lesser, on all sums not paid by Lessee to Lessor when due and owing under any provision of this Lease from the date of delinquency until paid.

(c)          Rights and Remedies. Lessor’s rights and remedies in respect of any of the terms and conditions of this Lease shall be cumulative and not exclusive, and shall be in addition to all other rights and remedies in its favor.

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(d)          Non-waiver.  No party hereto shall, by act, delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the waiving party. A waiver by either party of any of its rights or remedies hereunder shall not be construed as a waiver of any succeeding breach or default in the same or any other term or condition hereof.

(e)          Modifications in Writing. Any change or modification to this Lease must be in writing and must be executed by the party against whom such amendment is sought to be enforced.

(f)          Entire Agreement. This Lease supersedes all prior agreements, oral or written, and all other communications regarding the subject matter hereof.

(g)          Headings. The headings used herein are for reference and convenience only and shall not enter into the interpretation hereof.

(h)          Governing Law. The validity, construction and performance of this Lease shall be governed by the laws of the State of Georgia, exclusive of choice of law provisions.

(i)          Severability. If any provision of this Lease is held by a court of competent jurisdiction to be unenforceable, the remaining provisions of this Lease will remain in full force and effect.

(j)          Survival. All amounts due hereunder, together with Sections 5, 10, 11 and 13 shall survive the expiration or termination of this Lease for any reason.

(k)          Accession.   All equipment, engines, radios, accessories, instruments and parts now or hereafter used in connection with the Aircraft shall become part of the Aircraft by accession.

(l)          Counterparts.   This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

15.        NOTICE: If, under this Lease, one party is required to give notice to the other, such notice shall be deemed given if sent by certified or registered mail, national overnight courier, or telecopy, provided it is properly addressed or directed, to the intended recipient at recipient’s address or telecopy number set forth below:

To Lessor:

SDD Holdings, Inc.
c/o Innotrac Corporation
6465 East Johns Crossing, Suite 400
Johns Crossing, GA 30097
Attention: Scott Dorfman
Facsimile: (678) 584-8949

To Lessee:
c/o Innotrac Corporation
6465 East Johns Crossing, Suite 400
Johns Crossing, GA 30097
Attention: Chief Financial Officer
Facsimile: (678) 584-8949

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Any such notice or communication will be deemed to have been duly given immediately if given or made in person or by telecopy (confirmed by the recipient), or one day after delivery by national courier, or three days after mailing (if given or made by mail), and in proving same it will be sufficient to show that the envelope containing the same was delivered to the delivery or postal service and duly addressed, or that receipt of a facsimile was confirmed by the recipient as provided above. Any party entitled to notice may change the address or facsimile number to which notices or other communications to such party will be delivered, mailed or transmitted by giving notice thereof to the parties hereto in the manner provided in this section.

16.         COMPLIANCE WITH FAA REGULATIONS SECTION 91.25: Lessee covenants that, in compliance with Section 91.25 of the FAA Regulations (14 C.F.R § 91.25), Lessee shall:

(a.)         mail a copy of this Lease to:

Aircraft Registration Branch

P.O. Box 25724

Oklahoma City, OK 73125

(b)          carry a copy of the Lease in the Aircraft, and the copy shall be available to the Federal Aviation Administrator or any person to whom he has delegated his authority in the matter concerned; and

(c)          at least 48 hours prior to the first flight of the Aircraft under this Lease, notify (by telephone or in person) the FAA Flight Standards Office nearest the airport where such flight will originate to inform the FAA of (i) the location of the airport of departure, (ii) the departure time, and (iii) the registration number of the Aircraft.

17.         TRUTH IN LEASING STATEMENT: In compliance with Section 91.23 of the FAA Regulations (14 C.F.R. § 91.23) the parties hereby acknowledge and agree as follows:

(a)          The Aircraft has been maintained and inspected under Chapter I of the Federal Aviation Administration’s Regulations (14 C.F.R. § 1.1 et seq.) within the 12 month period immediately preceding the date of the execution of this Lease. Lessee certifies that operations of the Aircraft under this Lease will comply with the applicable maintenance and inspection requirements of Part 91 of the Federal Aviation Administration’s Regulations.

(b)          Lessee shall be responsible for the operational control of the aircraft under this Lease and any extension hereof. Lessee certifies that it understands its responsibilities for compliance with applicable Federal Aviation Regulations.

Name: Innotrac Corporation

Address: 6465 East Johns Crossing, Suite 400, Johns Creek, GA 30097

Lessor certifies that it understands its responsibilities for Compliance with applicable Federal Aviation Regulations.

Name: SDD Holdings, Inc.

Address: c/o Innotrac Corporation, 6465 East Johns Crossing, Suite 400, Johns Creek, GA 30097

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(c)          An explanation of factors bearing on operational control and pertinent Federal Aviation Regulations can be obtained from the nearest FAA Flight Standards district office.

18.         TERMINATION OF ORIGINAL LEASE:   Upon the Commencement Date, the Original Lease shall be terminated in its entirety and shall be of no further force and effect. In the event that the Merger Agreement is terminated, this Lease shall automatically terminate and be of no effect and the Original Lease will remain in full force and effect.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Lease as of the day and year first above written.

SDD Holdings, Inc.

By:	/s/ Scott Dorfman
Name: Scott Dorfman
Title: President

Innotrac Corporation

By:	/s/ Stephen Keaveney
Name: Stephen Keaveney
Title: Chief Financial Officer